Exhibit(p)(1)

Absolute Shares Trust

CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by Absolute Shares Trust (the “Trust”) in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”) (unless specifically identified, Rule 17j-1 is referred to as the “Rule”). The Trust consists of separate investment portfolios, each a “Fund” and, collectively, the “Funds”. This Code of Ethics is intended to ensure that all acts, practices and courses of business engaged in by access persons (as defined) of the Trust reflect high standards and comply with the requirements of Section 17(j) of the Act and Rule 17j-1 thereunder. Any such access person shall not be subject to this Code if such person is subject to another organization’s code of ethics that has been approved by the Board of Trustees of the Trust.

This Code acknowledges the general principles that access persons and advisory persons (as defined below): (i) owe a fiduciary obligation to the Trust; (ii) have the duty at all times to place the interests of the Trust and their respective shareholders, if any, first; (iii) must conduct all personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual’s position of trust and responsibility; (iv) should not take inappropriate advantage of their positions in relation to the Trust; (v) must comply with the federal securities laws; and (vi) must safeguard nonpublic information about the Trust and their accounts, securities, instructions and interests.

I.              Definitions

A.                 “Access person” means any director, trustee, officer, general partner, managing member, or advisory person (as defined) of the Trust and the Funds’ investment adviser or Sub-Adviser and any employee who has access to nonpublic information regarding the purchase or sale of securities or nonpublic information regarding the portfolio holdings of any reportable fund (as defined in Rule 204A-1 of the Advisers Act), including the Funds or any affiliated mutual fund, or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.

For the purposes of this code, an Access Person does not include persons employed by a subsidiary of Foreside Financial Group, LLC (including, Foreside Management Services, LLC, Foreside Compliance Services, LLC and Foreside Fund Services, LLC), Millington Securities Inc. or WBI Investments, Inc. who are subject to securities transaction reporting requirements of their employer’s Code of Ethics if that Code of Ethics complies with Rule 17j-1 under the Act and has been approved by the Board of Trustees of the Trust.

B.                 “Advisory person” means (1) any employee of the Trust or the Funds’ Investment Adviser or Sub-Adviser (or of any company in a control relationship to the Trust), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Reportable Security by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales, including without limitation, employees who execute trades and otherwise place and process

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orders for the purchase or sale of a Reportable Security by the Trust, and research analysts who investigate potential investments for the Trust; and (2) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Reportable Security by the Trust.

For the purposes of this code, an Advisory Person does not include persons employed by a subsidiary of Foreside Financial Group, LLC (including, Foreside Management Services, LLC, Foreside Compliance Services, LLC and Foreside Fund Services, LLC), Millington Securities Inc. or WBI Investments, Inc. who are subject to securities transaction reporting requirements of their employer’s Code of Ethics if that Code of Ethics complies with Rule 17j-1 under the Act and has been approved by the Board of Trustees of the Trust.

C.                  “Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access person has or acquires. See Exhibit E for further definition.

D.                 “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that “control” generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

E.                 A “security held or to be acquired” means: (1) any security which, within the most recent 15 days: (a) is or has been held by the Trust; or (b) is being or has been considered by the Trust for purchase by the Trust; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in clause (1) above.

F.                  An “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

G.                 “Investment personnel” means: (1) any employee of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and (2) any natural person who controls the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

H.                 A “limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

I.                   “Purchase or sale” for purposes of this Code and each Exhibit or other appendix hereto includes, among other things, the writing of an option to purchase or sell a security and any Security convertible or exchangeable to a Security.

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J.                   “Reportable Security” means a Security as defined in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end investment companies (including money market funds) except shares of the Trust or any other affiliated mutual fund, or such other securities as may be excepted under the provisions of the Rules. Shares of Exchange-Traded Funds are considered to be Reportable Securities.

K.                 “Control Relationship” means the power to exercise a controlling influence over the management or policies of a Company, unless such power is solely the result of an official position. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a Company shall be presumed to control such Company. Any person who does not so own more than 25 per centum of the voting securities of any Company shall be presumed not to control such Company.

II.            Prohibitions

A.                 Generally. Rule 17j-1 under the Act makes it unlawful for any affiliated person of the Trust, or any affiliated person of Millington Securities, Inc or (the “Adviser”) or WBI Investments, Inc. (the “Sub-Adviser”) , directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Trust:

1.                  To employ any device, scheme or artifice to defraud the Trust;

2.                  To make to the Trust any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

3.                  To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

4.                  To engage in any manipulative practice with respect to the Trust.

It is the policy of the Advisors and the Trust that no access person shall engage in any act, practice or course of conduct that would violate the provisions of the Rules set forth above.

B.                  Initial Public Offerings and Limited Offerings. No access person or investment personnel (excluding investment personnel who are required to obtain pre-clearance under the Investment Adviser or Sub-Adviser’s Code of Ethics) may acquire any direct or indirect beneficial ownership in any securities in an initial public offering or in a limited offering unless the Chief Compliance Officer of the Trust has authorized the transaction in advance.

III.          Procedures

A.                Acknowledgment of Receipt. Each person receiving a copy of this Code and any subsequent amendment thereto, must acknowledge receipt in writing on the form supplied by the Chief Compliance Officer (or his or her delegate) attached as Appendix I and must promptly return the signed form to the Chief Compliance Officer.

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B.                   Reporting. In order to provide the Trust with information to enable each of them to determine with reasonable assurance whether the provisions of the Rule, as applicable, are being observed by its access persons, each access person of the Trust, other than a Trustee of the Trust who is not an “interested person” (as defined in the Act) of the Trust, shall submit the following reports in the forms attached hereto as Exhibits A-D to the Chief Compliance Officer (or his or her delegate) showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

1.                 Initial Holding Report. Exhibit A shall initially be filed no later than 10 days after that person becomes an access person and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person. Each holdings report must contain with respect to each Reportable Security, at a minimum: (i) the title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and (iii) the date the access person submits the report.

2.                  Quarterly Transaction Reports. Exhibit B shall be filed no later than 30 days after the end of each calendar quarter. Quarterly transaction reports must be dated and contain the following information with respect to each transaction in a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership and/or brokerage account established by the access person in which he or she held any securities during the quarter: (i) date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest date and maturity date, number of shares, and principal amount of each Reportable Security involved; (ii) nature of the transaction (i.e., purchase, sale or another type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) name of broker, dealer or bank with or through whom the transaction was effected; and (v) the date the access person submits the report.

3.                  Quarterly New Account Report: Exhibit C shall be filed no later than 30 days after the end of each calendar quarter. Each Access Person must submit a quarterly new account report with respect to any account established by such a person in which any securities (whether or not publicly traded) were held during the quarter for the direct or indirect benefit of the Access Person. This Report shall cover, at a minimum, all accounts at a broker-dealer, bank or other institution opened during the quarter and provide the following information: (i) the name of the broker, dealer or bank with whom the Access Person has established the account; (ii) the date the account was established; and (iii) the date that the report is submitted by the Access Person.

4.                  Annual Holdings Report. Exhibit D must be submitted by each access person within 45 days after the end of each calendar year with respect to each Reportable Security held and the information must be current as of a date no more than 45 days prior to the date the report was submitted. The annual holdings report shall contain the same information as the initial holdings report.

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Exemptions from above Reporting Requirements:

The provisions of this Section III B. shall not apply to transactions (i) effected for and involving Reportable Securities held in any account over which the person has no direct or indirect influence or control and (ii) occur automatically following the instruction and in accordance with standing instructions (“Automatic Trades”), such as dividend or distribution reinvestments, paycheck contributions, and periodic or automatic withdrawal programs. Additionally, no such periodic report needs to be made if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust no later than 30 days after the end of each calendar quarter and/or information contained in the Trust’s records.

C.                  Independent Trustees. A Trustee who is not an “interested person” of the Trust shall not be required to submit the reports required under paragraph III.B, except that such a Trustee shall file a Securities Transaction Report in the form attached as Exhibit B with respect to a transaction in a Reportable Security where he or she knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15 day period immediately preceding or after the date of the transaction, such security is or was purchased or sold by the Trust, or was considered for purchase or sale by the Trust. No report is required if the Trustee had no direct or indirect influence or control over the transaction.

D.                  Notification. The Chief Compliance Officer (or his or her delegate) shall notify each access person of the Trust who may be required to make reports pursuant to this Code that such person is subject to reporting requirements and shall deliver a copy of this Code to each such person.

E.                   Providing Access to Account Information. Access Persons will promptly:

(i)	provide full access to the Trust, its agents and attorneys to any and all records and documents which the Trust considers relevant to any securities transactions or other matters subject to the Code;
(ii)	cooperate with the Trust, or its agents and attorneys, in investigating any securities transactions or other matter subject to the Code;
(iii)	provide the Trust, its agents and attorneys with an explanation (in writing if requested) of the facts and circumstances surrounding any securities transaction or other matter subject to the Code; and
(iv)	promptly notify the Chief Compliance Officer or such other individual as the Trust may direct, in writing, from time to time, of any incident of noncompliance with the Code by anyone subject to this Code.

F.                   Confidentiality of Reports. Transaction and holding reports will be maintained in confidence, expect to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

IV.         Review and Enforcement

A.                  Review.

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1.                  The Chief Compliance Officer of the Trust (or his or her delegate) shall from time to time review the reported personal securities transactions of access persons for compliance with the requirements of this Code.

2.                  If the Chief Compliance Officer of the Trust (or his or her delegate) determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed by an individual, the Chief Compliance Officer of the Trust (or his or her delegate) may give such person an opportunity to supply additional information regarding the transaction in question.

B.                   Enforcement.

1.                  If the Chief Compliance Officer of the Trust (or his or her delegate) determines that a material violation of this Code has occurred, he or she shall promptly report the violation to the Trustees of the Trust. The Trustees, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.

2.                  No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the Chief Compliance Officer of the Trust is under consideration, the President of the Trust designated for the purpose by the Trustees of the Trust shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.

C.                   Certificate of Compliance. Each access person must certify in writing within 30 days of each year in the form attached as Appendix II that he or she has: (a) read this Code, including any amendments thereto, and understood it; (b) complied with this Code’s requirement during the past year; (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code and (d) reported all violations of this Code and the federal securities laws to the Chief Compliance Officer.

D.                   Reporting to Board. No less frequently than annually, the Chief Compliance Officer of the Trust shall furnish to the Trust’s Board of Trustees, and the Board must consider, a written report that:

1.                  Describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.                  Certifies that the Trust have adopted procedures reasonably necessary to prevent access persons from violating the Code.

V.           Code Provisions Applicable Only to Service Providers.

A. Code of Ethics. The provisions of Foreside Financial Group, LLC (including Foreside Management Services, LLC, Foreside Compliance Services, LLC and Foreside Fund Services, LLC), Millington Securities, Inc. and WBI Investments, Inc. (collectively, the

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“Service Providers”) Codes of Ethics are hereby adopted as the Code of Ethics of the Trust applicable to the respective employees of that Service Provider that are deemed to be Access Persons under the Code of Ethics of the Trust. A violation of a Service Provider’s Code of Ethics by such an employee of a Service Provider shall also constitute a violation of this Code of Ethics. Any amendment or revision of a Service Provider’s Code of Ethics shall be deemed to be an amendment or revision of Section V of this Code of Ethics, and any such amendment or revision shall be promptly furnished to the Chief Compliance Office. The Board of Trustees of the Trust will approve a material change to a Code of Ethics no later than six months after adoption of the material change.

B.              Reports. Service Provider Employees shall file the reports required by their respective employer’s Code of Ethics. Such filings shall be deemed to be filings with the Trust under this Code of Ethics, and shall at all times be available to the Trust.

C.              Annual Issues and Certification Report. At periodic intervals established by the Board of Trustees of the Trust, but no less frequently than annually, the Compliance Officer of each Service Provider shall provide a written report to the Board of Trustees of the Trust of all issues involving its Service Provider Employees under that Service Provider’s Code of Ethics during such period including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations. Additionally, each Service Provider will provide the Board of Trustees of the Trust a written certification which certifies to the Board of Trustee of the Trust that the Service Provider has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics.

VI.          Records

The Trust shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

•	A copy of this Code and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
•	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
•	A copy of each report made pursuant to this Code by an access person, including any information provided in lieu of reports, shall be preserved by the Chief Compliance Officer of the Trust for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;
•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;
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•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons, for at least five years after the end of the fiscal year in which the approval is granted;
•	A copy of each report made pursuant to Section IV.D of this Code shall be preserved by the Chief Compliance Officer of the Trust for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and
•	The Chief Compliance Officer of the Trust shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of securities under Section II.B of this Code for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

VII.            Miscellaneous

A.                 Confidentiality. All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

B.                  Amendment; Interpretation of Provisions. The Board of Trustees may from time to time amend this Code or adopt such interpretations of this Code as they deem appropriate.

Adopted: May 21, 2014

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ANNUAL CERTIFICATION

The undersigned hereby certifies on behalf of the Trust pursuant to Section IV.D (2) of the Code of Ethics of the Trust, that the Trust has adopted procedures that are reasonably necessary to prevent access persons from violating the Code of Ethics.

Date:

Chief Compliance Officer, Absolute Shares Trust

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Appendix I

WRITTEN ACKNOWLEDGMENT OF CODE OF ETHICS

To the Chief Compliance Officer:

I understand that I am an Access Person as defined in Absolute Shares Trust Code of Ethics. I have read and I understand the Code of Ethics and will comply with it in all respects.

Signature	Date

Printed Name
I-1

Appendix II

ANNUAL COMPLIANCE CERTIFICATION

To the Chief Compliance Officer:

The undersigned hereby certifies that he or she has:

(a)	read this Code of Ethics, including any amendments thereto, and understood it;
(b)	complied with this Code’s requirement during the past year;
(c)	disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code; and
(d)	reported all violations of this Code and the federal securities laws to the Chief Compliance Officer.

Date:
By:
Name: Title:
II-1

EXHIBIT A

INITIAL HOLDINGS REPORT

To the Chief Compliance Officer:

As of the below date, I held the following position in these securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of Absolute Shares Trust:

Title and Type Security	Symbol or CUSIP No.	No. of Shares	Principal Amount	Broker/Dealer or Bank Where Account is Held

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:
Exh. A-1

EXHIBIT B

SECURITIES TRANSACTION REPORT

For the Calendar Quarter Ended ____________________

To the Chief Compliance Officer:

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of Absolute Shares Trust:

Security (including interest rate and maturity date, if any)	Symbol or CUSIP Number	Date of Transaction	No. of Shares	Principal Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/ Dealer or Bank Through Whom Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes transactions effected pursuant to an automatic investment plan, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:
Exh. B-1

EXHIBIT C

ACCOUNT ESTABLISHMENT REPORT

For the Calendar Quarter Ended _________________

To the Chief Compliance Officer:

During the quarter referred to above, the following accounts were established for securities in which I may be deemed to have a direct or indirect beneficial ownership, and is required to be reported pursuant to the Code of Ethics of Absolute Shares Trust:

Broker/Dealer or Bank Where Account Was Established	Date Account Was Established

Date:	Signature:
Exh. C-1

EXHIBIT D

ANNUAL HOLDINGS REPORT

To the Chief Compliance Officer:

As of December 31, ____, I held the following positions in securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of Absolute Shares Trust:

Title and Type of Security	Symbol or CUSIP No.	No. of Shares	Principal Amount	Broker/Dealer or Bank Where Account is Held

This report excludes holdings with respect to which I had no direct or indirect influence or control and is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:
Exh. D-1

Absolute Shares Trust

Code of Ethics

EXHIBIT E

DEFINITION OF BENEFICIAL OWNERSHIP

The term “beneficial owner” shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities, subject to the following:

(A)     The term “pecuniary interest” in any class of securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

(B)     The term “indirect pecuniary interest” in any class of securities shall include, but not be limited to:

(i) Securities held by members of a person’s immediate family sharing the same household; provided, however that the presumption of such beneficial ownership may be rebutted;

(ii)      A general partner’s proportionate interest in the portfolio securities held by a general or limited partnership. The general partner’s proportionate interest, as evidenced by the partnership agreement in effect at the time of the transaction and the partnership’s most recent financial statements, shall be the greater of: (1) the general partner’s share of the partnership’s profits, including profits attributed to any limited partnership interests held by the general partner and any other interests in profits that arise from the purchase and sale of the partnership’s portfolio securities; or (2) the general partner’s share of the partnership capital account, including the share attributable to any limited partnership interest held by the general partner;

(iii)     A performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; provided, however, that no pecuniary interest shall be present where: (1) the performance-related fee, regardless of when payable, is calculated based upon net capital gains and/or net capital appreciation generated from the portfolio or from the fiduciary’s overall performance over a period of one year or more; and (2) securities of the issuer do not account for more than 10 percent of the market value of the portfolio. A right to a nonperformance-related fee alone shall not represent a pecuniary interest in the securities;

(iv)     A person’s right to dividends that is separated or separable from the underlying securities. Otherwise, a right to dividends alone shall not represent a pecuniary interest in the securities;

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(v)      A person’s interest in securities held by a trust, as specified in Rule 16a-8(b); and

(vi)     A person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

(C)       A shareholder shall not be deemed to have a pecuniary interest in the portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

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